Exhibit 99.2

Announcing Transformation of Board of Directors and Additional Governance Enhancements April 22, 2019

Building a Better Bed Bath & Beyond Adding 5 new and independent, highly qualified, and diverse directors Patrick Gaston has been named Independent Chairman 5 existing independent directors will step down from the Board Co-Founders and Co-Chairmen have transitioned to a Co-Chairmen Emeriti status and will retire from the Board Forming a Business Transformation and Strategy Review committee Reconstitution of our independent committee structures, including appointment of Will adopt a new executive compensation plan committee chairs 1 Taking into account these recent changes 80% of our board will have joined since 2017 and 80% are of diverse backgrounds We Are Transforming Our Board and Governance Structure to Support the Transformation of our Business

Bed Bath & Beyond’s Governance Transformation is a Direct Result of Our Shareholder Engagement What We Heard from Shareholders Taking Action to Enhance Governance Process executed by our recently reconstituted independent Nominating & Governance Committee, led by Chairwoman Virginia Ruesterholz Engaged Heidrick & Struggles, a leading executive search firm, to identify recent appointees 5 new independent, highly qualified and diverse candidates appointed to the Board, effective May 1, 2019 7 of the longest-tenured directors to leave Board In total, 8 new directors appointed in past 2 years (80% of the pro forma board) Accelerate Board Refreshment 1 New directors with significant experience in global retail, merchandising, technology, logistics, finance and governance Highly complementary to existing Board Director qualifications Bringing with them experience in business transformation and a track record of enhancing shareholder value Each new director is diverse, and 80% of the Board is diverse, 60% women Enhance the Board With New Skills 2 Patrick Gaston designated as Board Independent Chairman Co-Founders and Co-Chairmen transitioned to a Co-Chairmen Emeriti status and will retire from the Board, effective May 1, 2019 Forming a Business Transformation and Strategy Review Committee to review all aspects of the Company’s business transformation, strategy and structure Audit and Compensation Committees to be reconstituted with a mix of new and existing directors, including committee chairs Enhance Board Leadership 3 Will adopt new executive compensation plan, to be shared in connection with filing of our proxy Will increase the at-risk component of executive compensation Further align compensation plan with Company performance and long-term shareholder value creation Improve Executive Compensation Plan 4 2

Our Highly Independent Board Has Dramatically Evolved Today 2016 IC Patrick Gaston Joined Board: 2007 Patrick Gaston Joined Board: 2007 Steven Temares Joined Board: 1999 Steven Temares Joined Board: 1999 New Directors C Chairman IC Independent Chairman L Lead Director Former Director Added in Past 2 Years 3 Mary Winston Joined Board: 2019 Victoria Morrison Joined Board: 2001 Ann Yerger Joined Board: 2019 Andrea Weiss Joined Board: 2019 Harsha Ramalingam Joined Board: 2019 Virginia Ruesterholz Joined Board: 2017 Jordan Heller Joined Board: 2003 L Klaus Eppler Joined Board: 1992 C Leonard Feinstein Joined Board: 1971 Harriet Edelman Joined Board: 2019 JB Osborne Joined Board: 2018 Stephanie Bell-Rose Joined Board: 2018 Geraldine Elliott Joined Board: 2014 Stanley Barshay Joined Board: 2003 Dean Adler Joined Board: 2001 C Warren Eisenberg Joined Board: 1971

The Board is More Independent, Perspectives More Diverse and Brings Fresh 2016 Current 4 Independent Directors70% 90% Average Director Tenure20 years <4 years % Diverse Directors30% 80% Average Director Age68 ~58

Our Directors Bring Substantial Branding, Retail, Operational and Technology Skills to the Boardroom Corporate Finance/ Capital Markets / Financial Acumen Public Company Board Service / Corporate Governance Brand Marketing / Product Merchandising Operations Management Experience Senior Leadership & Strategic Planning Industry Experience International Experience Technology / Data Security Real Estate Total 5 / 10 7 / 10 7 / 10 8 / 10 8 / 10 6 / 10 3 / 10 10 / 10 5 / 10 5 Patrick Gaston Steven Temares Stephanie Bell-Rose JB Osborne Virginia Ruesterholz Harriet Edelman Harsha Ramalingam Andrea Weiss Mary Winston Ann Yerger

Our New Board Leadership Transitions to independent Board Chair leadership New Chairwoman of the Nomination & Corporate Governance Committee Virginia Ruesterholz Chairwoman of the Nomination & Corporate Governance Committee Patrick Gaston Independent Chairman • • • • Chief Executive Officer of Gaston Consulting President of the Western Union Foundation (2013-2016) President of the Verizon Foundation (2003 – 2011) Various management positions at Verizon Communications, Inc. (1984 - 2011) Director of BBBY since 2007 • Executive Vice President – Strategic Initiatives of Verizon Communications (2012) President of Verizon Services Operations (2009-2011) President of Verizon Telecom (2006-2009) Serves on the Board of Frontier Communications Corporation and the Hartford Financial Services Group Director of BBBY since 2017 • • • • • Ms. Ruesterholz’s extensive experience with executing a transformational business plan, involving significant investment in technology and related services, is highly relevant. Mr. Gaston brings to the Board extensive business and leadership experience in areas such as finance, human resources, public affairs, diversity, and strategic planning. 6

Bed Bath & Beyond's New Independent Directors (1/3)

Harriet Edelman



- Vice Chairman of Emigrant Bank
  Former SVP, CIO, Business Transformation, and SVP Global Supply Chain at Avon Products
- Director of Brinker International and Assurant
- Former Director of Blair Corporation, The Hershey Company,
- Ariba Inc. and UCB S.A
  Vice Chairman and Member of the Executive, Finance and Nominating & Governance Committees, Bucknell University Board of Trustees

Senior Leadership	Extensive leadership experience with 16 years of corporate governance experience as Vice Chairman of Emigrant Bank
Business Experience	Spent nearly 30 years at Avon Products Inc. where she rose to various leadership positions in virtually every function, including business transformation, marketing, new product development, and sales
Board Experience	Significant public company experience, having served on four boards of directors including current service on the boards of Brinker International and Assurant

Financial Expertise | **Brand Marketing** | **Supply Chain Management**

Harsha Ramalingam



- Senior Advisor, Boston Consulting Group and President and Owner of Ramalingam Consulting
- Former Global VP of the e-commerce Platform Group, ownership of the CIO and CISO Functions at Amazon.com, member of Consumer Leadership Team
- VP, Products and Operations, ECM SaaS/Cloud at ECM Corp
- Former Director of Intralinks

Technology Experience	Over 30 years of operational leadership experience and global expertise in areas including information technology and internet software
Business Experience	Led Amazon.com's platform technology organization, including eCommerce, information security, corporate information systems (CIS) and new business incubation
Board Experience	Served on the board of Intralinks, a software provider of secure communications solutions

Cyber Security | **Senior Leadership** | **Global Experience**

7

Bed Bath & Beyond's New Independent Directors (2/3)

Andrea Weiss



- Founding Partner, The O Alliance Consulting Services
- CEO and Founder of Retail Consulting
- Former executive at dELiA*s, The Limited, GUESS,
- Ann Taylor Stores and The Walt Disney Company
- Director of Cracker Barrel Old Country Store and RPT Realty
- Former Director of GSI Commerce, Pep Boys, Chico's FAS and Nutrisystem

Senior Leadership	Previously held executive leadership roles at **dELiA*s, The Limited, GUESS, Ann Taylor Stores and The Walt Disney Company**
Retail Experience	Early innovator in multi-channel commerce and brings nearly 30 years of entrepreneurial leadership experience in the retail industry, transforming in to the digital space
Board Experience	Significant **public company experience**, having served on four boards including currently on **Cracker Barrel Old Country Store, RPT Realty**

Brand Marketing | **Operation Management** | **Real Estate**

Mary Winston



- President and Founder, WinsCo Enterprises Consulting Services
- Former EVP, CFO, Family Dollar Stores
- Former senior executive at Giant Eagle, Scholastic, Visteon, Pfizer
- Director of Acuity Brands, Domtar and Dover
- Former Director of Plexus Corp and SuperValu

Financial Expertise	Extensive **financial expertise**, having served as the **CFO of Family Dollar Stores, Giant Eagle and Scholastic**
Senior Leadership	Currently serving as the founder of WinsCo Enterprises and previously held executive leadership roles at Family Dollar Stores, Giant Eagle, Scholastic, Visteon and Pfizer
Board Experience	Significant **public company experience**, having served on five boards of directors including currently on the board of **Acuity Brands, Domtar and Dover**

Retail Experience | **Corporate Finance**

BED BATH & BEYOND 8

Bed Bath & Beyond's New Independent Directors (3/3)

Ann Yerger



EY SpencerStuart HERSHEY

- Corporate Governance Specialist, North American Board Practice, Spencer Stuart
- Director, Hershey Entertainment and Resorts Company
- Member of Grant Thornton Audit Quality Advisory Council
- Member of Investor Advisory Group of the Public Company
- Accounting Oversight Board, the Investor Advisory Committee of the US Securities and Exchange Commission, Weinberg Center for Corporate Governance Advisory Board, the Nasdaq Listing and Hearing Review Council and the US Treasury Department's Advisory Committee on the Auditing Profession
- Executive Director, EY Center for Board Matters
- Former Executive Director of the Council of Institutional Investors (CII)
- Former IRRC deputy director for the Investor Responsibility Research Center's corporate governance service

Senior Leadership	Extensive leadership experience as a nationally recognized governance specialist in various roles
Governance Experience	Spent nearly 20 years at CII including 10 years in leadership as executive director
Board Experience	Serves on the board of Hershey Entertainment and Resorts Company, chairing the Governance Committee and serving on the Compensation and Executive Organization Committee

BED BATH & BEYOND 9

Additional Key Governance Initiatives Will adopt new executive compensation plan in response to shareholder feedback, to be shared in connection with filing of our proxy • • • Builds upon the ~40% reduction in compensation since 2015 Will increase the at-risk component of executive compensation Further alignment with Company performance and long-term shareholder value Will form Business Transformation and Strategy Review committee • To review all aspects of the Company’s business transformation, strategy and structure Reconstitution of our independent committee structure • Includes the appointment of Chairs for all committees 10

Appendix – Foundation for Significant Transformational Change 11

Our Mission To be the trusted expert for the home and heart-felt life events. 12

Bed Bath & Beyond’s Strategic Advantages 1,500+ physical locations across all brands… A solution for every room in the house… …complemented by our digital platforms …through every important life stage 13 Deep expertise in whole home across all important life stages Omni-channel capabilities leveraging both physical and digital assets Strong brands that are trusted by customers with a reputation for quality

Bed Bath & Beyond is Responding Dynamic Retail Environment to the Challenging and • Dramatic shift to omnichannel – customers demanding a seamless, convenient experience between in-store and digital • Complete transformation of Bed Bath & Beyond’s business over the past 18 months • Structural change of our organization and infrastructure • Significant competition with high level of pricing transparency – both to the customer and the retailer • Investments in IT, analytics, and value optimization to enable data-driven decision making • Customer preference for breadth of offering in both brick & mortar and digital experience • Evolution of our in-store and digital customer experience • High level of interest in destinational categories (e.g. bed, bath, kitchen, windows and tabletop) and focus on experiential retail • Enhancement of our assortment – including new private label brands • Shift from branded items to high-quality private label products • Extensive focus on profitability, down to the item by channel 14 Bed Bath & Beyond’s Response Dynamic Retail Environment

Key Initiatives in the Multi-Year Transformation plan • Concept Strategy/ Brand Vision Proprietary Brands & Private Label • Merchandise Mix • Store Labor Model • • Value Optimization Coupon Strategy Supply Chain Enhancements • • Marketing Efficiency Occupancy/Real Estate Optimization • • • Next Gen Lab Store Initiatives • Global Sourcing/ 2nd Sourcing Office in Asia • Front-End Optimization • Value Optimization • • • Reconstructed Team/ Changing How We Work Data & Analytics as a Strategic Asset IT Transformation/ India Development Center 15 Current and Sustainable World-Class Operational Support Drive Near-term and Ongoing SG&A Improvements Drive Near-term and Ongoing Gross Margin Improvements Drive Mid-and-Long-term Revenue Growth